                                                                     EXHIBIT 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
     (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)


                            DISCLOSEABLE TRANSACTION

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     On 8th December, 2005, the Company entered into the Agreements with each of
     Wuhan SASAC and Shanghai Junyao, pursuant to which the Company has agreed to acquire (i) 38% equity interest in CEA Wuhan from Wuhan SASAC for a consideration of RMB278,000,000 (approximately HK$267,300,000) and (ii) 18% equity interest in CEA Wuhan from Shanghai Junyao for a consideration of RMB140,000,000 (approximately HK$134,600,000). The Agreements constitute a discloseable transaction of the Company under the Listing Rules. The
     Company will issue and despatch to its shareholders a circular containing details of the Agreements in compliance with the Listing Rules.
--------------------------------------------------------------------------------


CEA WUHAN

CEA Wuhan is a limited liability company established in the PRC in August 2002, whose registered capital is interested as to 40% by the Company, 40% by Wuhan SASAC, 18% by Shanghai Junyao and the remaining 2% by another shareholder independent of the Company.

The Company and CEA Wuhan are principally engaged in the business of civil aviation. Wuhan SASAC is a PRC regulatory body, and Shanghai Junyao is principally engaged in investments in civil aviation industry. To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Wuhan SASAC, Shanghai Junyao and their respective ultimate beneficial owner(s) are third parties independent of the Company and its connected persons (as defined in the Listing Rules).

The unaudited book value of the net assets of CEA Wuhan as of 31st December, 2004 was RMB290,510,000 as determined under relevant PRC accounting regulations. No independent valuation of such assets was made.

Under relevant PRC accounting regulations, the net loss, both before and after taxation and extraordinary items, generated by CEA Wuhan for the financial year ended 31st December, 2003 was RMB28,060,000; and the net profits, both before and after taxation and extraordinary items, generated by CEA Wuhan for the financial year ended 31st December, 2004 was RMB620,000.

AGREEMENTS

On 8th December, 2005, the Company entered into the Agreements with each of Wuhan SASAC and Shanghai Junyao, pursuant to which the Company has agreed to acquire in accordance with the respective terms and conditions thereof (i) 38% equity interest in CEA Wuhan from Wuhan SASAC for a consideration of RMB278,000,000 (approximately HK$267,300,000) and (ii) 18% equity interest in CEA Wuhan from Shanghai Junyao for a consideration of RMB140,000,000 (approximately HK$134,600,000).

The consideration was determined after arm's length negotiations among the parties by reference to factors including the anticipated favourable market conditions and development potential of the aviation industry in Central China region and the expected strategic expansion of the Company's domestic aviation network in the area. The consideration is expected to be principally funded by way of bank loans.

Under the relevant Agreement with Wuhan SASAC, 95% of the consideration shall be payable in cash within 20 working days upon the Agreement taking effect, and the remaining 5% of the consideration shall be payable in cash within five working days after the required changes in CEA Wuhan's business registration are made in accordance with applicable PRC procedural requirements.

Under the relevant Agreement with Shanghai Junyao, 20% of the consideration shall be payable in cash within five days of the signing of the Agreement, 75% of the consideration shall be payable in cash before 10th January, 2006 and the remaining 5% of the consideration shall be payable in cash within five working days after the required changes in CEA Wuhan's business registration are made.

The Agreements are conditional upon approvals of the Agreements being obtained from relevant internal, governmental or regulatory authority(ies). The Company expects that the Agreements will both take effect in the beginning of 2006, and the Company has made an undertaking under its Agreement with Shanghai Junyao that the Agreement will take effect before 4th January, 2006.

Immediately following completion of the Agreements, CEA Wuhan's registered capital is expected to be interested as to 96% by the Company, 2% by Wuhan SASAC and the remaining 2% by another independent shareholder.


REASONS FOR THE TRANSACTION AND BENEFITS EXPECTED TO ACCRUE TO THE COMPANY

The Company currently has a 40% equity interest in CEA Wuhan which is accounted for as an "associate" for the purpose of preparing the Company's accounts. Following completion of the Agreements, the Company will have a 96% equity interest in CEA Wuhan which will then become accounted for and consolidated in the Company's future audited consolidated accounts as a "subsidiary". CEA Wuhan will therefore become a member of the Company's listed group, and the Company will be able to better utilise the resources available in its business pursuits. The Directors also believe that the Company's increased investment in CEA Wuhan will be beneficial to the Company and its shareholders by further strengthening Wuhan's aviation network and its developments, and enhancing the Company's competitiveness in the domestic aviation industry.

The Directors believe that the terms of the Agreements and the transactions thereunder are fair and reasonable and in the interests of the Company's shareholders as a whole.

DISCLOSEABLE TRANSACTION

According to the relevant "percentage ratio" calculated under Rule 14.07 of the Listing Rules, the Agreements constitute a discloseable transaction of the Company. The Company will issue and despatch to its shareholders a circular containing details of the Agreements in compliance with the Listing Rules.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AGREEMENTS"                  means an equity transfer agreement dated 8th
                              December, 2005 between the Company and Wuhan
                              SASAC, and an equity transfer agreement dated 8th
                              December, 2005 between the Company and Shanghai
                              Junyao;

"CEA WUHAN"                   means (CHINESE CHARACTERS) (China Eastern Airlines
                              Wuhan Limited), a limited liability company
                              established in the PRC;

"COMPANY"                     means (CHINESE CHARACTERS) (China Eastern Airlines
                              Corporation Limited), a joint stock limited
                              company incorporated in the PRC with limited
                              liability, whose H shares, A shares and American
                              depositary shares are listed on The Stock Exchange
                              of Hong Kong Limited, the Shanghai Stock Exchange
                              and the New York Stock Exchange, Inc.,
                              respectively;

"DIRECTORS"                   means the directors of the Company;

"HK$" means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"                   means the Hong Kong Special Administrative Region
                              of the People's Republic of China;

"LISTING RULES"               means the Rules Governing the Listing of
                              Securities on The Stock Exchange of Hong Kong
                              Limited;

"PRC"                         means the People's Republic of China;

"RMB" means Renminbi, the lawful currency of the People's Republic of China;

"SHANGHAI JUNYAO"             means (CHINESE CHARACTERS) (Shanghai Junyao
                              Aviation Investment Company Limited), a limited
                              liability company established in the PRC; and

"WUHAN SASAC"                 means (CHINSE CHARACTERS) (Wuhan Municipality
                              State-owned Assets Supervision and Administration
                              Commission).

For illustration purpose only, translation of RMB to HK$ is made in this announcement at the rate of RMB1.04 to HK$1.00. No representation is made that any amount in HK$ or RMB could have been or could be converted at such rate or at any other rate or at all.

                                         By order of the board of the Directors
                                                 CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                       LUO ZHUPING
                                             Director and Company Secretary


The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the PRC
8th December, 2005

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